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                                                                    EXHIBIT 4.37

                    AMENDMENT TO CONVERTIBLE PROMISSORY NOTE
                               DATED JUNE 29, 2004

          Effective as of November 30, 2005 ("Amendment Date") the Convertible Promissory Note dated June 29, 2004("Note")between Nord Resources Corporation, a Delaware corporation (the "Company") and Ronald A. Hirsch (the "Holder") shall be amended as follows:

     Section 1. shall be amended to read as follows: "Unless converted as provided in Section 2, this Note is extended to the earlier of (a) May 8, 2006 or (b) on week following the closing of an equity offering in which the company raises not less than twenty-five Million Dollars
     ($25,000,000.00)(the "Maturity Date"). Subject to Section 2 Below, Interest shall continue to accrue on this Note.

Agreed to and Accepted:

Company:
Nord Resources Corporation
P.O. Box 384 Dragoon, AZ 85609


By  /s/ Erland A. Anderson
    ---------------------------------
    Erland A. Anderson
    President

Holder:
Ronald A. Hirsch
668 N. Coast Hwy #171
Laguna Beach, CA 92051


By /s/ Ronald A. Hirsch
   ----------------------------------
   Ronald A. Hirsch